Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-161723 on Form S-3 of our report dated March 3, 2010, relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Orbitz Worldwide, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
December 6, 2010